Exhibit 10.1

EXECUTION COPY

$1,820,000,000

CREDIT AGREEMENT

dated as of October 15, 2012

among

iSTAR FINANCIAL INC.,

THE BANKS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

BARCLAYS BANK PLC,
as Syndication Agent

and

BANK OF AMERICA, N.A.,
as Documentation Agent

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

and

J.P. MORGAN SECURITIES LLC

and

BARCLAYS BANK PLC,
as Joint Physical Bookrunners

i

SCHEDULES:

SCHEDULE 1.1A	Pledged Collateral List
SCHEDULE 1.1B	Permitted Liens
SCHEDULE 4.4(b)	Material Indebtedness
SCHEDULE 4.6(a)	Multiemployer Plans/Collective Bargaining Agreements
SCHEDULE 4.18	Loan Parties
SCHEDULE 4.29	Filing Jurisdictions

EXHIBITS:

EXHIBIT A	Form of Affiliate Subordination Agreement
EXHIBIT B-1	Form of Monthly Collateral Report
EXHIBIT B-2	Form of Semi-Annual Collateral Report
EXHIBIT C	Form of Guarantee Agreement
EXHIBIT D	Form of Note
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Projections
EXHIBIT G	Form of Security Agreement
EXHIBIT H	Form of Assignment and Assumption
EXHIBIT I	Form of Prepayment Notice
EXHIBITS J 1-4	Forms of U.S. Tax Certificates
EXHIBIT K	Notice Addresses
EXHIBITS L 1-2	Forms of Bank Addendum

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of October 15, 2012, among iSTAR FINANCIAL INC. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties hereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, BARCLAYS BANK PLC, as the Syndication Agent, and BANK OF AMERICA, N.A., as the Documentation Agent.

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Banks provide a term loan facility; and

WHEREAS, the Banks are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                 Definitions.  The following terms, as used herein, have the following meanings:

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as the administrative agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Affiliate Subordination Agreement” means an Affiliate Subordination Agreement substantially in the form of Exhibit A pursuant to which intercompany obligations and advances owed to any Loan Party are subordinated to the Obligations.

“Agents” means, collectively, the Administrative Agent, the Documentation Agent, the Syndication Agent, J.P. Morgan Securities LLC and Barclays Bank PLC, in their capacities as Joint Lead Arrangers, Joint Physical Bookrunners and Joint Bookrunners, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacities as a Joint Lead Arranger and a Joint Bookrunner.

“Aggregate Valuation Amount” means, at any time, the aggregate Designated Valuation Amount of all of the items of the Collateral at such time.  For purposes of calculating the Aggregate Valuation Amount, “Collateral” shall include the assets of Collateral LLCs.

“Agreement” means this Credit Agreement as the same may from time to time hereafter be amended, restated, supplemented or otherwise modified.

“Applicable Lending Office” means with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Eurodollar Loans, its Eurodollar Lending Office.

“Applicable Margin” means (i) 3.50% per annum in the case of Base Rate Loans and (ii) 4.50% per annum in the case of Eurodollar Loans.

“Applied Prepayment Amount” has the meaning, with respect to any Existing Bank, assigned to the term “Applied Prepayment Amount” on such Bank’s Bank Addendum.

“Arranger” means J.P. Morgan Securities LLC, in its capacities as a Joint Lead Arranger, a Joint Physical Bookrunner and a Joint Bookrunner hereunder.

“Assignee” has the meaning set forth in Section 9.6(c).

“Assignment and Assumption” means an Assignment and Assumption, in substantially the form of Exhibit H hereto.

“Bank Addendum” means either an “Existing Bank” Addendum or a “Funding Bank” Addendum, substantially in the form of Exhibit L-1 or Exhibit L-2, respectively.

“Banks” means each entity listed on the signature page to a Bank Addendum, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.

“Base Eurodollar Rate” means a rate per annum equal to the rate for deposits in Dollars with maturities comparable to the applicable Interest Period which appears on Reuters Page LIBOR1 as of 11:00 A.M., London time, on the Quotation Date; provided, however, if such rate does not appear on Reuters Page LIBOR1, or if Reuters Page LIBOR1 is no longer available, the “Base Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that the Base Rate with respect to the Loans shall not at any time be less than 2.25% per annum.  Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to the Borrower or the Banks.

“Base Rate Borrowing” means a Borrowing in Dollars the interest on which is calculated by reference to the Base Rate in accordance with the provisions of this Agreement.

“Base Rate Loan” means a Loan in Dollars to be made by a Bank the interest on which is calculated by reference to the Base Rate in accordance with the provisions of this Agreement.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” has the meaning set forth in Section 1.2.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent); (d) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by the Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-1, P-1 and F-1 from S&P, Moody’s and Fitch, respectively (or, if at any time neither S&P nor Moody’s nor Fitch shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent); (e) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (f) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (g) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (f) foregoing.

“Change of Control” means the occurrence of the event or events set forth in Section 6.1(i) or Section 6.1(j).

“Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, at any time, all of the assets of the Loan Parties upon which a Lien is purported to be created by the Collateral Documents.  As the context may require, “Collateral” also refers to assets of Collateral LLCs.  As of the Closing Date, the Collateral (referring in certain cases to assets held by Collateral LLCs) is as set forth on the Pledged Collateral List.  An item of Collateral may, for example, initially be a Loan Asset and subsequently an Other Real Estate Owned Asset or equity interests by virtue of a foreclosure or similar proceeding or agreement or initially an Other Real Estate Owned Asset and subsequently in part a Loan Asset by virtue of the consideration in a Third Party Sale thereof consisting in part of a promissory note or similar obligation (with any such resulting item sometimes being referred to as Replacement Collateral).  Any non-cash consideration received in connection with a Third Party Sale of an item of Collateral shall also constitute Collateral.

“Collateral Documents” means the Security Agreement, the Affiliate Subordination Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any Guarantor under any Loan Document.

“Collateral LLC” means any Subsidiary, other than a Collateral SPV, of the Borrower that owns Loan Assets, Credit Tenant Lease Assets, Other Real Estate Owned Assets, interests in Venture LLCs or other Collateral, in each case, the equity interests in which are directly and wholly owned by one or more Collateral SPVs.

“Collateral LLC Deposit Account” has the meaning set forth in Section 5.8(a).

“Collateral SPV” means iStar Tara Holdings LLC, SFI Belmont LLC or any other special purpose entity of the Borrower formed to own and hold Collateral, in each case (other than with respect to iStar Tara Holdings LLC), the equity interests in which are directly and wholly owned by iStar Tara Holdings LLC or SFI Belmont LLC.

“Collateral SPV Deposit Account” has the meaning set forth in Section 5.8(a).

“Commitment” means, with respect to each Bank, the commitment of such Bank under this Agreement to make (or to be deemed to make) a Loan hereunder (which, in the case of an Existing Bank, shall mean an election, solely for administrative convenience, pursuant to its Bank Addendum to use the proceeds of the prepayment of its Existing Loans to make a Loan hereunder), in each case on the Closing Date, expressed as an amount representing the maximum principal amount of the Loan to be made (or deemed made) by such Bank hereunder. The initial amount of each Bank’s Commitment on the Closing Date is as set forth, as applicable, on its Bank Addendum. The initial aggregate amount of the Banks’ Commitments on the Closing Date is $1,820,000,000.

“Consolidated Subsidiary” means at any date (i) any Collateral SPV, (ii) any Collateral LLC and (iii) any other Subsidiary or other entity which is consolidated with the Borrower in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time, the tangible net worth of the Borrower, on a consolidated basis, determined in accordance with GAAP.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP which is not otherwise Indebtedness, and (ii) any obligation required to be disclosed in accordance with GAAP in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation including guarantees of completion and guarantees of representations and warranties, provided, however, Contingent Obligations shall not include contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than as described above) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Coverage Ratio” means, as of the last Business Day of any calendar month, the ratio on such day of (A) the Aggregate Valuation Amount of the Collateral on such day in which the Administrative Agent has a first priority perfected security interest (other than Permitted Liens), provided that, with respect to the first two calendar months in each fiscal quarter, such Aggregate Valuation Amount shall be calculated net of the aggregate Principal Collateral Payments (other than payments described in clauses (x), (y) and (z) of subsection (ii) of the definition of “Principal Collateral Payments”) received by a Collateral SPV or Collateral LLC as of such Business Day since the end of the fiscal quarter most recently ended, to (B) the aggregate outstanding principal amount of the Loans on such day (net of any Principal Collateral Payments received by the Administrative Agent and which have not been applied to payment or prepayment of the Loans).

“Credit Rating” means a rating assigned by a Rating Agency to the Borrower’s senior unsecured long term indebtedness.

“Credit Tenant Lease Asset” means owned real property that is on the Pledged Collateral List and identified therein as “CTL” or “NLA”.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.7(c).

“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in the Security Agreement.

“Designated Valuation Amount” means, as of any date of determination, as to any single asset included in Collateral, the book value of such asset at the end of the fiscal quarter most recently ended prior to such date of determination, determined by the Borrower in accordance with GAAP, consistently applied, provided that in determining the book value of any asset included in Collateral for purposes of this definition: (w) depreciation shall be added back to such book value with respect to any Credit Tenant Lease Assets and Other Real Estate Owned Assets; (x) all amounts accrued after March 16, 2011 with respect to any Loan Asset on account of amounts which when received would constitute interest payments for such Loan Asset shall be excluded from such book value with respect to such Loan Asset, and any specific reserve allocated to such Loan Asset shall be first applied in reduction of the amount of the interest accrual; (y) solely with respect to those assets set forth in Part II of the report delivered pursuant to Section 3.1(s), the book value of each listed asset shall be reduced by the greater of (i) the aggregate specific reserves and impairments made since the Closing Date in respect of such asset, determined in accordance with GAAP and (ii) the amount set forth opposite such asset in Part II of such report; and (z) such book value with respect to all assets (other than those assets described in clauses (x) and (y) above) shall be net of any asset specific reserves and impairments, all of the foregoing to be determined at the end of each fiscal quarter in accordance with GAAP.

The Designated Valuation Amount of an asset included in Collateral shall be reduced to zero (i) upon any loss or forgiveness arising out of any event of a type described in Section 6.1(f)

or (g) with respect to the obligor of a Loan Asset, or any restructuring or similar agreement in lieu of such an event, in any case with regard to which GAAP would require a write-down to zero or (ii) upon such asset becoming Third Party Collateral.

“Documentation Agent” means Bank of America, N.A., in its capacity as documentation agent hereunder and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Dollars” and “$” means the lawful money of the United States.

“Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.8.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by the Borrower and, as a result of the ownership of such equity interest, the Borrower may become subject to liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting, directly or indirectly, from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any and all federal, state, and local statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to protection of the environment or of human health or safety (as affected by exposure to harmful or deleterious substances).

“Equity Consideration” means, in connection with a Third Party Sale of any Collateral or a part thereof, consideration received by a Loan Party in the form of a direct or indirect equity interest in the entity that purchases or is otherwise the transferee of the asset sold so long as such entity does not own any assets other than (x) such asset sold or (y) any other asset that previously constituted Collateral or a part thereof that is subject of a Third Party Sale.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Borrower, or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA. Any former member of the ERISA Group shall continue to be considered a member of the ERISA Group within the meaning of this definition with respect to the period such entity was member of the ERISA Group.

“Eurodollar Borrowing” has the meaning set forth in Section 1.2.

“Eurodollar Business Day” means any Business Day on which banks are open for dealings in deposits in Dollars in the London interbank market.

“Eurodollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurodollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to the Borrower and the Administrative Agent.

“Eurodollar Loan” means a Loan in Dollars, the interest on which is calculated by reference to the Eurodollar Rate, made or to be made by a Bank in accordance with the applicable Notice of Borrowing.

“Eurodollar Rate” means with respect to any Interest Period applicable to a Eurodollar Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect; provided that the Eurodollar Rate with respect to the Loans shall not at any time be less that 1.25% per annum.

“Eurocurrency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) under Regulation D, as Regulation D may be amended, modified or supplemented, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding $5,000,000,000 in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Assets” means the assets listed on Schedule 4 to the Security Agreement.

“Existing Bank” means any Bank (under and as defined in the Existing Credit Agreement) that has elected on its Bank Addendum to fund its Loans with the deemed prepayment proceeds of its Existing Loans pursuant to such Bank Addendum.

“Existing Credit Agreement” means the Credit Agreement, dated as of March 16, 2011, as amended, supplemented or otherwise modified prior to the date hereof, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

“Existing Bank Commitment” means, as to any Existing Bank, the Applied Prepayment Amount of such Bank.

“Existing Loans” means the Loans (as defined in the Existing Credit Agreement) outstanding immediately prior to the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day for such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower.

“Fitch” means Fitch Investor Services, Inc., or any successor thereto.

“Funding Bank Commitment” means as to any Bank, the portion of its Commitment which appears under the heading “Commitment Funding Amount” on its Bank Addendum.

“GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Grantor” means each of the Collateral SPVs that is a party to the Security Agreement.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time, or (ii) all Eurodollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or Section 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee Agreement” means the Guarantee Agreement dated as of the date hereof entered into by each Guarantor, substantially in the form of Exhibit C, as the same may be amended, modified or supplemented from time to time.

“Guarantors” means each of the Collateral SPVs and Collateral LLCs that, in each case, is party to the Guarantee Agreement and other such guarantors as may from time to time be added, by a supplement to the Guarantee Agreement in a form reasonably satisfactory to the Administrative Agent.

“Indebtedness” as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time (provided that the value of such indebtedness, obligations or liabilities shall be limited to the lesser of (x) the amount of such indebtedness, obligations or liabilities assumed by such Person and (y) the undepreciated book value of the property subject to such Lien, determined in accordance with GAAP, and less any impairment charge; (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent contractual obligations with respect to any of the foregoing.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Period” means, with respect to each Eurodollar Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2 or 3 months (or, if available to all Banks, fourteen (14) days) thereafter as the Borrower may elect in the applicable Notice of Interest Rate Election; provided, that:

(a)  any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(b)  any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(c)  no Interest Period may end later than the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

“Investment Affiliate” means any joint venture or Subsidiary, whose financial results are not consolidated under GAAP with the financial results of the Borrower on the consolidated financial statements of the Borrower.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt of BBB- or better from S&P or of Baa3 or better from Moody’s. In the event that the Borrower receives Credit Ratings from S&P and Moody’s, and such Credit Ratings are not equivalent, the lower of such two (2) Credit Ratings shall be used to determine whether an Investment Grade Rating was achieved.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means any loan made (or deemed made) by a Bank pursuant to this Agreement.

“Loan Assets” means senior or subordinated loans that may be either fixed or variable rate, including, without limitation, first mortgages, second mortgages, mezzanine loans,

repurchase agreements, participations in loans, interim facilities, corporate loans, debt securities, “B” notes and collateralized mortgage-backed securities.

“Loan Documents” means this Agreement, any Note, the Guarantee Agreement and each Collateral Document.

“Loan Parties” means the Borrower and each Guarantor.

“Loan Party Investment” means, as to any asset included in Collateral (a) any cash expenditures by a Loan Party after the Closing Date with respect to such asset constituting any additional invested cash expenditures which result in the increase from the Closing Date of the basis of such Loan Party in such asset or (b) in the case of a Loan Asset, any additional funding provided by the Loan Parties after the Closing Date.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (i) the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents, or (ii) the ability of the Administrative Agent or the Banks to enforce the Loan Documents.

“Material Default” means (i) any Default resulting from the Borrower’s failure to pay any principal of any Loan hereunder, including any mandatory prepayment hereunder, or any interest due on any Loan or any fees or other amount payable hereunder, (ii) any Default resulting from the Borrower’s failure to be in compliance with any covenant contained in Section 5.1(a), (b), (c) or (d)(i) (provided that the officer of the Borrower that, in such case, has obtained knowledge of the applicable Default or Event of Default is any of the president, chief executive officer, chief financial officer or chief operating officer of the Borrower or any officer performing the customary duties of any such position), 5.8, 5.11, 5.15 or 5.17, including on a pro forma basis after giving effect to any relevant transaction or (iii) any other material Default as to which the Borrower shall have received written notice.

“Materials of Environmental Concern” means and includes any pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products, and any other substances regulated pursuant to, or that could give rise to liability under, Environmental Law.

“Maturity Date” means the date when all Obligations hereunder shall be due and payable, which shall be October 15, 2017 unless otherwise accelerated pursuant to the terms hereof.

“Monthly Collateral Report” means, for any period, the report delivered pursuant to Section 5.1(i)(A), substantially in the form of Exhibit B-1, which shall include without limitation the Aggregate Valuation Amount, all Principal Collateral Payments and Loan Party Investments made, and proceeds of Recovery Events received, during such period.

“Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).

“Net Present Value” means, as to a specified or ascertainable Dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Non-Excluded Taxes” has the meaning set forth in Section 8.4(a).

“Non-Performing Loan Assets” means any Loan Asset classified as non-performing in accordance with the Borrower’s internal procedures, consistent with past practice.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) for all purposes other than Section 6.1(e) hereof, any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Borrower as a general partner of such partnership); provided that if any portion of Indebtedness is so limited, then such portion shall constitute Non-Recourse Indebtedness and only the remainder of such Indebtedness shall constitute Recourse Debt; provided, further, however, that personal recourse of the Borrower for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Notes” means any promissory notes of the Borrower, substantially in the form of Exhibit D hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice from the Borrower in accordance with Section 2.2 and substantially in the form attached hereto as Exhibit E.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.6.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), from time to time owing to the Administrative Agent, any other Agent or any Bank under or in connection with the Loans under this Agreement or any other Loan Document.

“Other Equity Consideration” means, in connection with a Third Party Sale of any Collateral or a part thereof, or any partial refinancing or partial repayment of a Loan Asset, any equity-related interest (such as a profit-sharing interest, warrant, option, earn out or other “equity kicker”) received by a Loan Party other than Equity Consideration.

“Other Real Estate Owned Assets” means properties acquired by foreclosure or by deed-in-lieu of foreclosure in partial or total satisfaction of Non-Performing Loan Assets and the assets on the Pledged Collateral List identified as “REO”.

“Other Taxes” has the meaning set forth in Section 8.4(b).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Participant Register” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means:

(a)  Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

(b)  statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than ninety (90) days delinquent or which are being contested in good faith in accordance with the terms hereof;

(c)  utility deposits and other deposits or pledges to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d)  easements (including reciprocal easement agreements and utility agreements), rights-of-way, zoning restrictions, other covenants, reservations, encroachments, leases, licenses or similar charges or encumbrances (whether or not recorded) and all other items listed on any Schedule B to the Borrower’s owner’s title insurance policies, except in connection with any Indebtedness, for any of the Borrower’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of the Borrower and do not diminish in any material respect the value of the Property to which such Permitted Lien is attached;

(e)  (I) Liens and judgments which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within forty-five (45) days after the date such Lien or judgment is entered or filed against the Borrower, or any Loan Party, or (II) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;

(f)  Liens on the Collateral not otherwise described in this definition of “Permitted Liens” but existing as of the Closing Date and listed on Schedule 1.1B;

(g)  Liens in favor of any Collateral SPV; and

(h)  Liens created pursuant to the Collateral Documents in favor of the Administrative Agent for the benefit of the Secured Parties.

“Permitted Second Lien Debt” means Indebtedness issued or incurred by the Borrower after the Closing Date that is secured by a second priority security interest in the Collateral, subject in all cases to the first priority Lien granted in favor of the Administrative Agent pursuant to the Collateral Documents; provided that the Administrative Agent shall have entered into an intercreditor agreement with the holders or representatives of such Indebtedness on market terms and in form and substance reasonably acceptable to the Administrative Agent; provided further that such Indebtedness (i) is issued or incurred in exchange for, or to refinance, Indebtedness issued by the Borrower and its Subsidiaries prior to the Closing Date that has a scheduled maturity on or prior to the Maturity Date, (ii) reflects terms that do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to the Maturity Date and (iii) contains covenants, events of default and other terms that are not more restrictive to the Borrower than (x) those contained herein, in the case of such Indebtedness in the form of bank financing or credit facilities under credit or loan agreements and (y) those contained in the indentures in effect as of the Closing Date governing the Borrower’s existing senior unsecured notes, in the case of such Indebtedness in the form of debt securities, bonds or notes.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group, (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group or (iii) to which any member of the ERISA Group has had liability within the previous five years.

“Pledged Collateral List” means the list of Collateral set forth on Schedule 1.1A.

“Pledged Collateral LLC” means a Collateral LLC, the equity interests in which constitute Collateral.

“Prime Rate” means the rate of interest publicly announced by the Administrative Agent from time to time as its “prime rate”.

“Principal Collateral Payments” means, with respect to each item of Collateral (i) any payments or prepayments in cash of principal on account of Loan Assets and (ii) the net cash proceeds of any sales or other cash realizations on account of any Collateral (including (x) fifty percent (50%) of any settlement payments or deposits arising out of or received in connection with failed Third Party Sales (net of customary transaction expenses incurred by the Loan Parties in connection therewith), (y) proceeds from a Recovery Event (net of customary transaction expenses incurred by the Loan Parties in connection therewith to the extent not used, or committed to be used, for repair or replacement in compliance with Section 5.8) and (z) one hundred percent (100%) of any proceeds or payments received by any Loan Party on account of Other Equity Consideration)) in each case with respect to clauses (i) and (ii) above, to the extent such assets are included in the Collateral or are owned by a Pledged Collateral LLC.  For the avoidance of doubt, no Loan Party Investment, no rental or lease payments, no interest payments and no payment of fees (other than as expressly described in clause (ii) above) received by a Loan Party from or on account of an item of Collateral shall constitute Principal Collateral Payments.

“Pro Rata Share” means, for any Bank at any time, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments.

“Projections” means the projected cash flows of the Borrower and its Consolidated Subsidiaries, substantially in the form of Exhibit F hereto.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

“Qualified Capital Stock” means capital stock of the Borrower that does not mature and is not, by its terms or upon the happening of any event other than the occurrence of a Change of Control of the Borrower, mandatorily redeemable or redeemable at the sole option of the holder thereof, in each case on or prior to the six-month anniversary of the Maturity Date.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two Eurodollar Business Days before the first day of such Interest Period.

“Rating Agencies” means, collectively, S&P and Moody’s.

“Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

“Recourse Debt” means Indebtedness other than Non-Recourse Indebtedness.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim relating to any asset constituting Collateral (other than Credit Tenant Lease Assets).

“REIT” means a real estate investment trust, as defined under Section 856 of the Code.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Collateral” means with respect to any item of Collateral, any non-cash asset received in consideration of, or in exchange for, the foreclosure, transfer, sale or other disposition of such item of Collateral.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Loans with the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, underwriting, commitment or similar fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Loans; provided that a new or replacement loan incurred in connection with a Change of Control under Section 6.1(j) shall not be deemed a “Repricing Transaction” for purposes of this Agreement.

“Required Banks” means at any time Banks having or holding more than 50% of (i) until the Closing Date, the aggregate amount of all Commitments then in effect and (ii) thereafter, the aggregate unpaid principal amount of the Loans then outstanding hereunder.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Debt” means Indebtedness, the payment of which is secured by a Lien (other than a Permitted Lien listed in clauses (a) - (e) of the definition thereof set forth herein) on any Property owned or leased by the Borrower or any Consolidated Subsidiary (it being understood that Indebtedness of any Subsidiary (other than a Guarantor) that is material to the value of such Subsidiary’s assets shall be Secured Debt).

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, and shall include Indebtedness which would be required to be included on the liabilities side of the balance sheet of the Borrower in accordance with GAAP, but shall not include any Cash or Cash Equivalents or any evidence of the Obligations.

“Securities Account Control Agreement” means, individually and collectively, each “Securities Account Control Agreement” referred to in the Security Agreement.

“Security Agreement” means the Security Agreement, dated the date hereof, made by the Grantors in favor of the Administrative Agent, substantially in the form of Exhibit G, as the same may be amended, modified or supplemented from time to time.

“Semi-Annual Collateral Report” means, for any period, the report delivered pursuant to Section 5.1(i)(B), substantially in the form of Exhibit B-2.

“Solvent” means that, when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured..

“Subsidiary” means any corporation, trust or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Syndication Agent” means Barclays Bank PLC in its capacity as syndication agent hereunder and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Taxes” means all federal, state, local and foreign income and gross receipts taxes, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a

“substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan, (v) any failure to make by its due date any required installment under Section 430(j) of the Code with respect to any Plan, any failure by the Borrower or any member of the ERISA Group to make any required contribution to any Multiemployer Plan, or any failure to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any Plan, any Lien in favor of the PBGC, a Plan, or a Multiemployer Plan shall arise on the assets of the Borrower or any member of the ERISA Group, or there shall be any determination that any Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (vi) ) the Borrower or any member of the ERISA Group shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from any Plan in which it was a substantial employer, or the withdrawal from, termination, Insolvency or Reorganization of, or “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) of, a Multiemployer Plan, (vi) a proceeding shall be instituted by a fiduciary of any Multiemployer Plan against any member of the ERISA Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter, (vii) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (viii) the withdrawal by the Borrower or any member of the ERISA Group from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to any member of the ERISA Group pursuant to Section 4063 or 4064 of ERISA, (ix) receipt from the Service of notice of the failure of any Plan (or any other employee benefit plan sponsored by the Borrower or any of its Subsidiaries which is intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such employee benefit plan to qualify for exemption from taxation under Section 501(a) of the Code or (x any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.

“Third Party Collateral” has the meaning set forth in Section 2.18(c)(iii).

“Third Party Sale” has the meaning set forth in Section 2.18(c)(ii).

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Borrower or the applicable Subsidiary plus capital improvements) of real estate assets of the Borrower and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

“Unencumbered Assets” means the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets (but excluding intangibles and accounts receivable) of the Borrower and its Subsidiaries not securing any portion of Secured Debt on a consolidated basis in accordance with GAAP; provided that assets (including Undepreciated Real Estate Assets) of any Subsidiary (other than a Guarantor) having Indebtedness that is material to the value of such assets shall be excluded from Unencumbered Assets.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Venture LLC” means (i) an Investment Affiliate that owns Loan Assets, Credit Tenant Lease Assets and/or Other Real Estate Owned Assets and (ii) a Person that is the owner of Loan Assets, Credit Tenant Lease Assets and/or Other Real Estate Owned Assets whose financial results are consolidated under GAAP with the financial results of Borrower on the consolidated financial statements of Borrower, but whose ownership interests are not wholly-owned by a Collateral LLC or Collateral SPV.

Section 1.1.                                 Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments (or any other ASC Topic having a similar effect to value any Indebtedness or other liabilities of any Group Member at “fair value”)).

Section 1.2.                                 Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the Closing Date, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same Interest Period.

ARTICLE II

THE LOANS

Section 2.1.                                 Commitments to Lend.  (a)  Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan in Dollars to the Borrower on the Closing Date in a principal amount equal to such Bank’s Existing Bank Commitment and/or Funding Bank Commitment, as applicable.  Any amount of Loans repaid or prepaid may not be reborrowed.

(b)                                 The Loans may from time to time be (i) Eurodollar Loans or (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and Section 2.6.

Section 2.2.                                 Notice of Borrowing.  The Borrower shall give the Administrative Agent a Notice of Borrowing (which Notice of Borrowing must be received by the Administrative Agent prior to 10:00 a.m., New York City time, one Business Day (in the case of Base Rate Loans) and two Business Days’ notice (in the case of Eurodollar Loans) prior to the anticipated Closing Date) requesting that the Banks make the Loans on the Closing Date and specifying:

(i)                                     the amount to be borrowed;

(ii)                                  whether the Loans comprising such Borrowing are to be Base Rate Loans or Eurodollar Loans;

(iii)                               in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(iv)                              payment instructions for delivery of such Borrowing.

Section 2.3.                                 Notice to Banks; Funding of Loans.

(a)                                 Upon receipt of a Notice of Borrowing from the Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each applicable Bank of the contents thereof and of such Bank’s share of such Borrowing and of the interest rate applicable thereto and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless the Borrower shall pay any applicable expenses pursuant to Section 2.15.

(b)                                 Not later than 12:00 p.m. (New York City time) on the Closing Date, each Bank funding a Loan hereunder pursuant a “Funding Bank” Addendum shall make available its Pro Rata Share of such Borrowing in Federal funds immediately available in New York, New York, to the Administrative Agent at its address referred to in Section 9.1.

(c)                                  Unless the Administrative Agent shall have received notice from a Bank prior to the Closing Date that such Bank will not make available to the Administrative Agent such Bank’s share of a Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the Closing Date accordance with this Section 2.3 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank.  If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, at the Federal Funds Rate, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.  If such Bank shall not pay to the Administrative Agent such corresponding amount after reasonable attempts are made by the Administrative Agent to collect such amounts from such Bank, the Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.3(c) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of the Borrower with respect to the Administrative Agent.  The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.3(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.

(d)                                 Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to the Borrower in Federal funds immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.

Section 2.4.                                 Repayment of Loans.  The Loans shall be repaid in equal consecutive quarterly installments, each due on the last Business Day of each calendar quarter (except for the last such installment), beginning with the calendar quarter ending on December 31, 2012, in an amount equal to one quarter of one percent (0.25%) of the original principal amount of the Loans (as adjusted to reflect any prepayments thereof), with the remaining balance thereof payable on the Maturity Date.

Section 2.5.                                 Notes

(a)                                 Each Bank may, by notice to the Borrower and the Administrative Agent, request that each of its Loans be evidenced by a Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to the Borrower.  Each such Note shall be in substantially the form of Exhibit D hereto.  Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be returned to the Borrower and replaced or modified accordingly.  Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b)                                 Upon receipt of any Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank.  Such Bank shall record the date, amount, currency, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower, with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(c)                                  There shall be no more than ten (10) Eurodollar Group of Loans outstanding at any one time.

Section 2.6.                                 Method of Electing Interest Rates.  (a)  The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i)                                     if such Loans are Base Rate Loans, the Borrower may elect to convert all or any portion of such Loans to Eurodollar Loans as of any Eurodollar Business Day;

(ii)                                  if such Loans are Eurodollar Loans, the Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Eurodollar Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the Borrower in the Notice of Interest Rate Election, provided the Borrower shall pay any losses pursuant to Section 2.14.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Eurodollar Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each in the minimum amounts required hereby, (iii) no Loan may be continued as, or converted into, a Eurodollar Loan when any Event of Default has occurred and is continuing, provided, however, that if and for so long as the Borrower shall have an Investment Grade Rating from S&P and Moody’s, if the Borrower shall so request and the Required Banks shall so elect, then a Loan may be continued as, or converted into, a Eurodollar Loan when any Event of Default has occurred and is continuing, and (iv) no Interest Period shall extend beyond the Maturity Date.

(b)                                 Each Notice of Interest Rate Election shall specify:

(i)                                     the Group of Loans (or portion thereof) to which such notice applies;

(ii)                                  the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)                               if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Eurodollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv)                              if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)                                  Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank with Loans affected thereby the same day as it receives such Notice of Interest Rate Election of the contents thereof and the interest rates determined pursuant thereto and such notice shall not thereafter be revocable by the Borrower.  If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Eurodollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

Section 2.7.                                 Interest Rates.

(a)                                 Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Eurodollar Loan pursuant to Section 2.6, at a rate per annum equal to sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.

(b)                                 Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Eurodollar Loans for such day plus the Eurodollar Rate applicable to such Interest Period.

(c)                                  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, any overdue principal amount of the Loans and, to the extent permitted under applicable law, overdue interest and fees in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and the Applicable Margin for Base Rate Loans and two percent (2%), or, if any Loan shall have been continued as, or converted into, a Eurodollar Loan, then, as to such Loan only, the sum of the Eurodollar Rate applicable to such Loan and the Applicable Margin for Eurodollar Loans, and two percent (2%) (collectively, the “Default Rate”).

(d)                                 The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(e)                                  Interest on all Loans bearing interest at the Base Rate shall be payable in arrears on the first Business Day of each calendar month. Interest on all Loans bearing interest based on the Eurodollar Rate shall be payable in arrears on the last Eurodollar Business Day of the applicable Interest Period.

Section 2.8.                                 Fees.

(a)                                 Upfront Fee; Other Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the Banks, such fees as have been agreed upon by the Borrower and the Administrative Agent prior to the Closing Date.  The Borrower agrees to pay to the Administrative Agent for its own account and the account of the Agents such fees as may from time to time be separately agreed upon among the Borrower and such Agents.

(b)                                 Fees Non-Refundable. All fees set forth in this Section 2.8 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable.  The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

Section 2.9.                                 Maturity Date. Any Loans outstanding on the Maturity Date (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.

Section 2.10.                          Optional Prepayments.

(a)                                 The Borrower may, subject to the requirements of Section 2.10(c) below and upon at least one (1) Business Day’s notice to the Administrative Agent (which notice shall be substantially in the form of Exhibit I hereto), prepay any Group of Base Rate Loans, in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans or Borrowing and shall be applied to the remaining installments required to be paid pursuant to Section 2.4 in the direct order of maturity.

(b)                                 The Borrower may, subject to the requirements of Section 2.10(c) below and upon at least three (3) Eurodollar Business Days’ notice to the Administrative Agent, given no later than 1:00 p.m. (New York time) prepay all, or from time to time in part in amounts aggregating $5,000,000 or more, any Group of Eurodollar Loans as of the last day of the Interest Period applicable thereto.  Except as provided in Article VIII, the Borrower may not prepay all or any portion of the principal amount of any Eurodollar Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.14. Any such prepayment notice shall be given on or prior to the third (3rd) Eurodollar Business Day prior to, but excluding, the date of prepayment to the Administrative Agent. Each such optional prepayment shall be applied to prepay ratably the Loans of the Banks included in any Group of Eurodollar Loans and shall be applied to the remaining installments required to be paid pursuant to Section 2.4 in the direct order of maturity.

(c)           In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (x) makes any prepayment of Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Bank, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Loans outstanding immediately prior to such amendment.

(d)           Any amounts so prepaid pursuant to this Section 2.10(a) may not be borrowed or reborrowed.

Section 2.11.         Mandatory Prepayments.

(a)           100% of Principal Collateral Payments received by or on behalf of any Loan Party during the period from and including (x) initially, the Closing Date through and including October 31, 2012 and (y) thereafter, (i) the first day of each month through and including the fifteenth day of each month and (ii) the sixteenth day of each month through and including the last day of each month (each such period, a “Collection Period”) shall be applied no later than four Business Days following such Collection Period toward the prepayment of the Loans; provided, however, (x) to the extent the Coverage Ratio at the time of any Principal Collateral Payment, as set forth in the most recent Monthly Collateral Report delivered as of the date of such Principal Collateral Payment, is greater than 1.375 to 1.00 but less than or equal to 1.50 to 1.00, then, no later than four Business Days following the applicable Collection Period, 50% of such Principal Collateral Payment shall be applied towards the prepayment of the Loans and (y) to the extent the Coverage Ratio at the time of any Principal Collateral Payment, as set forth in the most recent Monthly Collateral Report delivered as of the date of such Principal Collateral Payment, is greater than 1.50 to 1.00, then 0% of such Principal Collateral Payment shall be applied towards the prepayment of the Loans; provided further, that to the extent any such Principal Collateral Payment in respect of any item of Collateral exceeds the then Designated Valuation Amount for such asset, the Loan Parties may retain the amount of such excess that represents a Loan Party Investment for such asset.

(b)           Each mandatory prepayment pursuant to this Section 2.11 and Section 2.4 shall be applied ratably according to the outstanding principal amount of the Loans then held by the Banks and shall be applied to the remaining installments required to be paid pursuant to Section 2.4 in the direct order of maturity.  The application of any mandatory prepayment pursuant to this Section 2.11 shall be made, first, to Base Rate Loans, and second, to Eurodollar Loans.  Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued and unpaid interest thereon to the date of such prepayment on the amount so prepaid.

Section 2.12.         General Provisions as to Payments.

(a)           The Borrower shall make each payment of the principal of and interest on the Loans and fees hereunder, without set-off or counterclaim, by initiating a wire transfer not later than 12:00 Noon (New York City time) on the date when due, of Federal funds immediately available in New York, New York, to the Administrative Agent at its address referred to in Section 9.1, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account maintained at the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account.  The Administrative Agent will promptly (and in any event within one (1) Business Day after receipt thereof) distribute to each Bank its ratable share in accordance with the amount of such Bank’s relevant outstanding Loans, of each such payment received by the Administrative Agent for the account of the Banks.  If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 a.m. (New York City time) on any Business Day (or Eurodollar Business Day, as applicable), and the Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, the Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date the Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate.  Whenever any payment of principal of, or interest on the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Eurodollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.13.         Non-Pro Rata Prepayments.  Notwithstanding anything to the contrary herein the Borrower, with the consent of the Banks whose Loans are to be prepaid pursuant to this Section 2.13, shall be permitted to make non-pro rata optional prepayments or purchases (subject to Section 9.6(c)) of Loans; provided that (i) the Loans so prepaid or purchased are immediately cancelled, (ii) in the case of any such prepayment pursuant to this Section 2.13 only, such prepayment is effected pursuant to a “Dutch auction” in accordance with procedures reasonably satisfactory to the Arranger to ensure that each Bank has an opportunity to participate in such prepayment on a ratable basis in proportion to the respective amounts of

Loans offered by each Bank at the relevant price and (iii) at the time of any such prepayment, or in the case of a purchase, at the time the trade with respect thereto is entered into, no Default or Event of Default has occurred or is continuing.

Section 2.14.         Funding Losses. If the Borrower makes any payment of principal with respect to any Eurodollar Loan (pursuant to Article II, Article VI or Article VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Eurodollar Loans after notice has been given to any Bank in accordance with Section 2.3(a), or if the Borrower shall deliver a Notice of Interest Rate Election specifying that a Eurodollar Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification by such Bank of such loss or expense (which shall be delivered by each such Bank to the Administrative Agent for delivery to the Borrower) for any resulting loss (based on interest only, exclusive of fees, if any) or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Administrative Agent and the Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.

Section 2.15.         Computation of Interest and Fees. With respect to Base Rate Loans, the rate of interest on which is calculated based on the Prime Rate hereunder, interest thereon shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16.         Use of Proceeds. The Borrower shall use the proceeds of the Loans to repay the loans and other amounts outstanding under the Existing Credit Agreement together with related fees and expenses.

Section 2.17.         Payments.  If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.3(c) or Section 7.6, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by it from any Loan Party for the account of such Bank to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18.         Collateral.  (a)  The Obligations shall, at all times, be secured by a perfected first priority security interest in the Collateral.

(b)           On the Closing Date, the Aggregate Valuation Amount of Collateral shall not be less than $2,275,000,000.

(c)       The Borrower shall be entitled to withdraw (including the appropriate release of liens) the Collateral (i) in connection with any payment or prepayment in satisfaction of such Collateral, (ii) in connection with any sale to a third party or other monetization of Collateral (that is not a payment or prepayment) (any such sale or monetization, a “Third Party Sale”), provided that in connection with any such Third Party Sale and after giving effect thereto, either (I) no Material Default or Event of Default shall have occurred and be continuing, or (II) a Material Default or Event of Default shall have occurred and be continuing, but such Third Party Sale is consummated pursuant to a binding commitment entered into at a time that no Material Default or Event of Default had occurred and was continuing or would have resulted therefrom (it being understood that the proceeds of any such Third Party Sale shall be applied in accordance with Section 2.11) or (iii) to the extent an item of Collateral is beneficially owned in part by a third party, following the collection of all payments or other amounts owing to a Loan Party such that the beneficial interest owned by such third party then constitutes the entire remaining interest in such asset (such item, after giving effect to such collection, “Third Party Collateral”).  Such withdrawal, and where appropriate release of lien, shall be effected in accordance with Section 9.17 and the Collateral Documents

In addition to withdrawals of Collateral otherwise permitted pursuant to this Agreement or any other Loan Document, promissory notes and related transfer documents, if any, constituting part of any Collateral (and any related collateral) if requested by the Borrower at any time prior to the commencement of a Foreclosure (as defined in the Security Agreement) in respect thereof, shall be released by the Administrative Agent to the custody of the Borrower, the applicable Grantor or its agents in escrow pending any enforcement action, exercise of rights or other customary actions in lieu of enforcement or for the purpose of correction of defects, if any, in each case in respect of any such promissory notes and related collateral.  It is understood and agreed that any Collateral released pursuant to the foregoing sentence shall remain Collateral except in connection with a withdrawal otherwise permitted pursuant to this Agreement or any other Loan Document.

ARTICLE III

CONDITIONS

Section 3.1.           Closing.  The Closing Date shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

(a)           the Borrower as of the Closing Date shall have executed and delivered to the Administrative Agent a Note or Notes for the account of each Bank requesting the same dated the Closing Date and complying with the provisions of Section 2.5;

(b)           (i) the Borrower and the Administrative Agent, the Syndication Agent and the Documentation Agent shall each have duly executed and delivered to the Administrative Agent a counterpart to this Agreement and (ii) each Bank with a Commitment shall each have duly executed and delivered to the Administrative Agent a Bank Addendum, which Bank Addenda represent Commitments in an aggregate principal amount of $1,830,000,000;

(c)           each Guarantor shall have executed and delivered to the Administrative Agent a duly executed original of the Guarantee Agreement;

(d)           each Grantor and the Administrative Agent shall have executed and delivered to the Administrative Agent a duly executed original of the Security Agreement and each other Collateral Document and each issuer of equity interests pledged pursuant to the Security Agreement shall have executed and delivered to the Administrative Agent an Acknowledgment and Consent in the form attached to the Security Agreement;

(e)           the Administrative Agent shall have received duly executed Affiliate Subordination Agreements;

(f)            the Administrative Agent shall have received any notes or other evidence of Indebtedness (if any) representing Collateral pledged under the Security Agreement and required to be delivered thereunder as of the Closing Date and appropriate transfer documents with respect to any Loan Assets included in the Collateral as of the Closing Date, signed in blank by the appropriate Collateral SPV, the Collateral Account (as defined in the Security Agreement) shall have been established; and, each document (including, without limitation, any Uniform Commercial Code financing statement to be filed in the jurisdiction of organization of each Grantor) required by the Security Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered, recorded or delivered in order to create or perfect the Liens intended to be created under the Security Agreement shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation (if applicable);

(g)           the Administrative Agent shall have received opinions of (i) Clifford Chance US LLP, special counsel for the Borrower,  (ii) Geoffrey Dugan, Esq., in-house counsel for the Borrower and (iii) Venable LLP, special Maryland counsel to the Borrower, each acceptable to the Administrative Agent, the Banks and their counsel;

(h)           the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, each Collateral SPV, each Collateral LLC the equity interests in which are pledged as Collateral and any other Guarantor as of the Closing Date, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.  Such documentation shall include, without limitation, the articles of incorporation, certificate of formation or similar organizational document of each such entity, as amended, modified or supplemented on or prior to the Closing Date, certified to be true, correct and complete by a senior officer of such entity as of the Closing Date, together with a good standing certificate as to each such entity from the Secretary of State (or the equivalent thereof) of its jurisdiction of organization, to be dated as of a date within the same calendar month as the Closing Date.  Any such organizational documents of each Collateral SPV and each Collateral LLC shall provide for, and require that there at all times be, a special director or member whose consent would be required for a bankruptcy filing by such Collateral SPV or Collateral LLC or for the transfer of any equity interests therein (other than the sale of such equity interests in a transaction permitted under the Loan Documents) and shall otherwise be satisfactory to the Administrative Agent;

(i)            the Borrower shall have executed a solvency certificate acceptable to the Administrative Agent;

(j)            the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 2.2, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its reasonable discretion;

(k)           the Borrower and each other Loan Party shall have taken all actions required to authorize the execution and delivery of (i) in the case of the Borrower, this Agreement and (ii) in the case of each Loan Party, any other Loan Document to which it is a party and the performance thereof by the Borrower or such Loan Party, as applicable;

(l)            the Banks shall be satisfied that the Borrower is not subject to any present or contingent Environmental Claim which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Borrower, and the Borrower shall have delivered to the Administrative Agent a certificate of a senior officer of the Borrower so stating;

(m)          (i) the Administrative Agent shall have received, on or before the Closing Date, (x) for its and any other Bank’s account, all fees due and payable pursuant to Section 2.8 on or before the Closing Date and (y) all other fees required to be paid and all expenses for which invoices have been presented and (ii) the reasonable and documented fees and expenses accrued through the Closing Date of Simpson Thacher & Bartlett LLP shall have been paid to Simpson Thacher & Bartlett LLP;

(n)           (i) the Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full, and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith;

(o)           the Borrower shall have delivered copies of all consents, licenses and approvals (subject to Section 4.3), if any, required in connection with the execution, delivery and performance by the Borrower or any Guarantor, or the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(p)           no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to the transactions contemplated hereby;

(q)           the Borrower shall have delivered a certificate in form acceptable to the Administrative Agent showing compliance with the requirements of Section 5.17 as of the Closing Date;

(r)            the Borrower shall have delivered Projections which shall include (x) the Borrower’s projected sources and uses of cash (and the timing thereof) through a date that is on or after the Maturity Date and (y) that such sources are at all times sufficient for such uses;

(s)            the Administrative Agent shall have received a report substantially in the form of the Monthly Collateral Report, reflecting a Coverage Ratio (after giving effect to the Borrowing of the Loans) of not less than 1.25 to 1.00;

(t)            the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date both before and after giving effect to the transactions contemplated hereby;

(u)           the Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 5.16 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent;

(v)           the Borrower shall have delivered to the Administrative Agent a Deposit Account Control Agreement in connection with any Collateral SPV Deposit Accounts and any Collateral LLC Deposit Accounts (including any Collateral SPV Deposit Accounts or any Collateral LLC Deposit Accounts established for the purpose of holding any currency other than Dollars) required to be delivered pursuant to the Security Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent, and (ii) any Deposit Account Control Agreement or Securities Account Control Agreement in connection with the Collateral Account (as defined in the Security Agreement) (including any Collateral Account established for the purpose of holding any currency other than Dollars) required to be delivered pursuant to the Security Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent; and

(w)          any Bank that so reasonably requests (in writing) at least two Business Days prior to the Closing Date shall have received, through the Administrative Agent, all U.S.A. PATRIOT Act information required under Section 9.15.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date.  Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

Section 4.1.           Existence and Power. Each of the Loan Parties is a corporation, limited liability company or limited partnership, as applicable, duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2.           Power and Authority; Enforceable Obligation. Each of the Loan Parties has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on its behalf and its performance of the Loan Documents to which it is a party.  Each of the Loan Parties has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes (or, upon execution and delivery thereof, will constitute) its legal, valid and binding obligation, enforceable in accordance with the terms thereof, except as enforceability may be limited by applicable insolvency, bankruptcy or other similar laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3.           No Violation. Neither the execution, delivery or performance by or on behalf of any Loan Party of the Loan Documents to which it is a party, nor compliance by any such Loan Party with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens created under the Collateral Documents) upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a default by any Loan Party under any organizational document of any Person in which such Loan Party has an interest, or cause a material default under such Person’s agreement or certificate of limited partnership, the consequences of which conflict, contravention, breach or default under the foregoing clauses (i), (ii) or (iii) would (x) have a Material Adverse Effect (provided, however, that for purposes of determining whether the consequences of a conflict, contravention, breach or default under clause (ii) of this Section 4.3 would have a Material Adverse Effect, clause (ii) of the definition of the term “Material Adverse Effect” shall be modified to read as follows: “(ii) the ability of the Administrative Agent or the Banks to enforce the Loan Documents in a manner that materially and adversely affects the rights of the Administrative Agent or the Banks thereunder”), or (y) result in or require the creation or imposition of any Lien whatsoever upon any Collateral (except as contemplated herein).

Section 4.4.           Financial Information. (a) The consolidated financial statements of the Borrower and its Consolidated Subsidiaries (i) as of December 31, 2011, and for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, and (ii) as of June

30, 2012, and for the six month period then ended, in each case fairly presents, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and the consolidated results of operations and cash flows for such Fiscal Year or such period, as applicable.

(b)           Since December 31, 2011, (i) except as may have been disclosed in writing to the Banks prior to the Effective Date, nothing has occurred having a Material Adverse Effect, and (ii) except (x) as set forth on Schedule 4.4(b) and (y) for the incurrence of Loans hereunder on the Closing Date, the Loan Parties have not incurred any material Indebtedness or guaranteed any material Indebtedness on or before the Closing Date.

Section 4.5.           Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower or any of its Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of the assets of the Borrower or any of its Consolidated Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

Section 4.6.           Compliance with ERISA.  (a)  Except as set forth on Schedule 4.6(a) attached hereto, neither the Borrower nor any other Loan Party is a member of or has entered into, maintained, contributed to, or been required to contribute to, or may incur any liability with respect to any Plan or Multiemployer Plan. Except as could not be reasonably expected to have a Material Adverse Effect individually or in the aggregate (i) there has been no filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standards with respect to any Plan; (ii) there has been no failure to make by its due date any required installment under Section 430(j) of the Code with respect to any Plan nor a failure by the Borrower nor any other Loan Party nor any member of the ERISA Group to make any required contribution to a Multiemployer Plan; (iii) there has been no determination that any Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) the present value of all accrued benefits under each Plan (determined based on the assumptions used by such Plans pursuant to Section 430(h) of the Code) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed by more than an immaterial amount the value of the assets of such Plan (as determined pursuant to Section 430(g) of the Code) allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of ASC Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of all such underfunded Plans; (v) each employee benefit plan maintained by the Borrower or any of its Subsidiaries or any Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such employee benefit plan or Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently pending before the Internal Revenue Service and, to the knowledge of Borrower, nothing has occurred subsequent to the issuance of the determination letter which would cause such employee benefit plan or Plan to lose its qualified status; and (vi) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any employee benefit plan and Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any member of the ERISA Group.  The Borrower and its Subsidiaries have no contingent liabilities with respect to any post retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title 1 of ERISA, and except as could not be reasonably expected to have a Material Adverse Effect.   In the event that at any time after the Closing Date, the Borrower or any other Loan Party shall become a member of any other material Plan or Multiemployer Plan, the Borrower promptly shall notify the Administrative Agent thereof (and from and after such notice, Schedule 4.6(a) shall be deemed modified thereby).

(b)           No assets of the Borrower or any other Loan Party constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including, but not limited to, 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.  In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, the Borrower covenants and agrees that the Borrower shall not, and shall not permit any other Loan Party to, use any “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code to repay or secure the Note, the Loan, or the Obligations.

Section 4.7.           Environmental.  (a)  The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses).  On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

(b)           Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) neither the Borrower nor any Guarantors has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the facilities and properties owned, leased or operated by the Borrower or any Guarantors (the “Properties”) or the business operated by the Borrower or any Guarantor (the “Business”) that is not fully and finally resolved, (ii) to the Borrower’s actual knowledge, after due inquiry, no judicial proceeding or governmental or administrative action is pending or, to the Borrower’s actual knowledge, after due inquiry, threatened, under any Environmental Law to which the Borrower or any Guarantor is or will be named as a party with respect to the Properties or the

Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law or relating to Materials of Environmental Concern with respect to the Business; and (iii) to the Borrower’s actual knowledge, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there are no Materials of Environmental Concern at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

Section 4.8.           Taxes. The Borrower and its Consolidated Subsidiaries have filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, or any Consolidated Subsidiary, except (i) such taxes, if any, are being contested in good faith by appropriate proceedings and are reserved against in accordance with GAAP or (ii) such tax returns or such taxes, the failure to file when due or to make payment when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.9.           Full Disclosure. All information heretofore furnished by the Borrower or any other Loan Party to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified; provided that, with respect to projected financial information, the Borrower represents and warrants only that such information represents the Borrower’s expectations regarding future performance, based upon historical information and reasonable assumptions, it being understood, however, that actual results may differ from the projected results described in the financial projections.  The Borrower has disclosed to the Banks in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.

Section 4.10.         Solvency. On the Closing Date and after giving effect to the transactions contemplated hereby and by the other Loan Documents occurring on the Closing Date, the Borrower and each other Loan Party, taken as a whole, is Solvent.

Section 4.11.         Use of Proceeds. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof.  Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.

Section 4.12.         Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.

Section 4.13.         Investment Company Act. Neither the Borrower nor any other Loan Party is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.14.         Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of each Loan Party is 1114 Avenue of the Americas, New York, NY 10036.

Section 4.15.         REIT Status. As of the date hereof, the Borrower is qualified as a REIT.

Section 4.16.         Intellectual Property. The Borrower and each other Loan Party has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, domain names, copyrights and other intellectual property rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

Section 4.17.         Judgments. As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of $10,000,000 or more entered by a court or courts of competent jurisdiction against the Borrower, any other Loan Party or any Consolidated Subsidiary or, to the extent such judgment would be recourse to the Borrower, any other Loan Party or any Consolidated Subsidiary, any other Person (other than, in each case, judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).

Section 4.18.         No Default. No Event of Default or, to the best of the Borrower’s knowledge, Default exists under or with respect to any Loan Document and neither the Borrower nor any other Loan Party is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

Section 4.19.         Licenses, etc. Each of the Loan Parties has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

Section 4.20.         Compliance with Law. To the Borrower’s knowledge, each Loan Party and each of its assets are in compliance in all respects with all laws, rules, regulations, orders, judgments, writs and decrees, the failure to comply with which is likely to have a Material Adverse Effect.

Section 4.21.         No Burdensome Restrictions. Except as may have been disclosed by the Borrower in writing to the Banks prior to the Closing Date or that would otherwise be permitted under the Loan Documents, neither the Borrower nor any other Loan Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

Section 4.22.         Brokers’ Fees. Neither the Borrower nor any other Loan Party has dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and neither the Borrower nor any other Loan Party has done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower or any other Loan Party of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Banks, and certain other Persons as previously disclosed to the Administrative Agent.

Section 4.23.         Labor Matters. Except as disclosed on Schedule 4.6(a), there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower, any other Loan Party or any member of the ERISA Group, and neither the Borrower nor any other Loan Party has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

Section 4.24.         Insurance. The Loan Parties currently maintain 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of their Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-/VII at the time of issuance or extension of any such coverage policy in amounts no less than customarily carried by owners of properties similar to, and in the same locations as, the Loan Parties’ Real Property Assets; provided, however,  that the foregoing A.M. Best policyholders’ rating requirement shall not be required for (a) such insurance as tenants of Credit Tenant Lease Assets and Other Real Estate Owned Assets are permitted or required pursuant to applicable leases to obtain or maintain, (b) exposure under existing insurance policies (but not renewals of any such policies) to CV Starr, in a Lloyds Syndicate in an amount not to exceed $20,000,000 and (c) liability and casualty insurance policies issued after the Closing Date on Real Property Assets constituting not more than 5.0% of all Real Property Assets owned by the Loan Parties with insurers having an A.M. Best policyholders’ rating of less than A-/VII, but not less than B++/VII.

Section 4.25.         Organizational Documents. The documents delivered pursuant to Section 3.1(h) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of each Loan Party. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each such document.

Section 4.26.         Unencumbered Assets.  As of the Closing Date after giving effect to the transactions contemplated hereby, the Borrower shall be in compliance with the covenants with respect to the Borrower’s maintenance of its unencumbered assets under the documentation governing its other Indebtedness for borrowed money.

Section 4.27.         Ownership of Property; Liens. The Borrower, each other Loan Party and each Collateral LLC owns the Collateral purported to be owned by it, as applicable, and none of the Collateral is subject to any Lien except as permitted by Section 5.16.

Section 4.28.         Loan Parties.  (a) Schedule 4.28 sets forth the full legal name and jurisdiction of incorporation or organization of each Collateral SPV and Collateral LLC and, as to each such Collateral SPV and Collateral LLC, the percentage of each class of equity interests owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than, in respect of the Borrower only, stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any equity interests of the Borrower or any Collateral SPV or Collateral LLC, except as created by the Loan Documents.

Section 4.29.         Security Documents. The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Agents and the Banks, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Security Agreement, when stock certificates representing such Pledged Stock, if any, are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 4.29 in appropriate form are filed in the offices specified on Schedule 4.29, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Lien (other than any Permitted Liens described in clauses (a), (b) and (e) of the definition thereof set forth herein).

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Obligations remain unpaid:

Section 5.1.           Information. The Borrower shall deliver to the Administrative Agent and each of the Banks (or post to Intralinks or another similar electronic system acceptable to the Administrative Agent), provided such information is not otherwise publicly available:

(a)           as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each Fiscal Year of the Borrower) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations and consolidated statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on the Borrower’s Form 10-K and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)           (i) as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations and consolidated statements of cash flow for such quarter and for the portion of the Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, all reported in the form provided to the Securities and Exchange Commission on the Borrower’s Form 10-Q, together with (ii) such other information reasonably requested by the Administrative Agent or any Bank;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, (I) a certificate of a financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.10 and Section 5.17 on the date of such financial statements and (ii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower and its Consolidated Subsidiaries on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower and its Consolidated Subsidiaries during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to, but excluding, the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Section 5.10 and Section 5.17 at or as of the date of such financial statements, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower and its Consolidated Subsidiaries, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Borrower proposes to take in respect thereof (and such certificate shall set forth the calculations required to establish the matters described in clause (1) above) and (II) updated Projections for the next successive four-quarter period;

(d)           (i) within five (5) Business Days after any officer of any Loan Party obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the chief financial officer, or other executive officer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after any Loan Party obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or any Consolidated Subsidiary or its directly or indirectly owned Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e)           promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all proxy statements or any other materials so mailed;

(f)            promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and, in the case of any occurrence covered by any of clauses (i) through (vii) above, which occurrence would reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(g)           promptly and in any event within ten (10) days after any Loan Party obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance would reasonably be expected to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim would reasonably be expected to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that would reasonably be expected to form the basis of any

Environmental Claim against the Borrower or any Environmental Affiliate or would reasonably be expected to interfere with the Borrower’s Business or the fair saleable value or use of any of its Properties, which in any such event would reasonably be expected to have a Material Adverse Effect;

(h)           promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower or any other Loan Party relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;

(i)            (A) as soon as available and in any event within fifteen (15) Business Days after the end of each month, commencing October 2012, a Monthly Collateral Report, including a certificate of a financial officer of the Borrower setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.17 at the end of such month, based upon the best available information at such time as certified by a financial officer of the Borrower and (B) as soon as available and in any event within 45 days after the end of the second and fourth Fiscal Quarter of each year, a Semi-Annual Collateral Report certified by a financial officer of the Borrower as to the matters set forth therein;

(j)            from time to time such additional information regarding any of the Collateral or the financial condition or operations or investments of the Borrower and its Subsidiaries, in each case, as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose the Borrower or its Subsidiaries to any material liability under, any applicable law, statute, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries or on any Property of any of them; and

(k)           promptly and in any event within ten (10) days after the Borrower obtains actual knowledge that it has failed to qualify as a REIT under the applicable provisions of the Code.

Section 5.2.           Payment of Obligations. The Borrower and its Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any such material obligations (a) pursuant to any agreement by which it or any of its properties is bound and (b) in respect of federal, state and other taxes, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.3.           Maintenance of Property; Insurance; Leases.

(a)           The Borrower shall keep, and shall cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation each of its Real Property Assets (for so long as the same constitutes a Real Property Asset), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b)           The Borrower shall maintain, or cause to be maintained, insurance described in Section 4.24 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for less coverage than insurance customarily carried by owners of properties similar to, and in the same locations as, the Loan Parties’ Real Property Assets.  The Borrower shall deliver to the Administrative Agent (i) upon the reasonable request of the Administrative Agent from time to time certificates of insurers evidencing the insurance carried, (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage required by Section 4.24 from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by the Borrower or any Loan Party.

Section 5.4.           Maintenance of Existence. The Borrower shall and shall cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect, its corporate existence and its rights, privileges and franchises necessary for the normal conduct of its business unless the failure to maintain such existence (other than the existence of the Borrower), rights, privileges and franchises does not have a Material Adverse Effect.

Section 5.5.           Compliance with Laws. The Borrower shall, and shall cause its Consolidated Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose the Administrative Agent or Banks to any material liability therefor.

Section 5.6.           Inspection of Property, Books and Records. The Borrower shall, and shall cause each of its Consolidated Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and shall permit representatives of any Bank, at such Bank’s expense, or upon the occurrence and during the continuance of any Event of Default, at the Borrower’s expense (but subject to the reimbursement limitations in Section 9.3), so long as disclosure of such information could not result in a violation of, or expose the Borrower or any of its Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired.  Upon the occurrence and during the continuance of any Event of Default, representatives of any Bank permitted to review such books or engage in such discussions shall include consultants, accountants, auditors and any other representatives that any Bank deems necessary in connection with any workout or proposed workout of the Loans.

Section 5.7.           Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its and its Consolidated Subsidiaries’ existence and its patents, trademarks, servicemarks, domain names, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

Section 5.8.           Deposit Accounts.  (a)  The Borrower shall (x) within 5 Business Days after the Closing Date, notify all obligors under the Loan Assets of the applicable current payment instructions and (y) in any event, within 30 days after the Closing Date, cause (i) all payments in respect of any Loan Assets (net of any portion thereof attributable to any portion of such Loan Assets beneficially owned by third parties, which amounts may be transferred to such third parties, but including any proceeds from any Recovery Event to the extent intended to be used for repair or replacement of the asset subject to such Recovery Event) included in the Collateral to be directed to deposit accounts maintained by the Collateral SPVs with the Administrative Agent (each such account a “Collateral SPV Deposit Account”), and (ii) all payments on account of assets owned by the Collateral LLCs (net of any portion thereof attributable to any portion of such assets beneficially owned by third parties but including any proceeds from any Recovery Event to the extent intended to be used for repair or replacement of the asset subject to such Recovery Event), in the case of each of the foregoing clauses (i) and (ii), to be directed to deposit accounts maintained by the Collateral LLCs with the Administrative Agent (each such account a “Collateral LLC Deposit Account”).

(b)           The Borrower shall cause each Collateral LLC to transfer all such amounts held in any Collateral LLC Deposit Account (net of any amounts attributable to any portion of such Loan Asset or other item of Collateral beneficially owned by third parties, which amounts may be transferred to such third parties), promptly and in any event within 5 Business Days of receipt thereof, to a Collateral SPV Deposit Account and any such transfer shall be deemed to be a cash dividend or distribution on account of the capital stock of such Collateral LLC for purposes of determining the Collateral (including for the avoidance of doubt, the application of proceeds pursuant to Section 5.3 of the Security Agreement).  Other than the transfer of all such amounts held in any Collateral LLC Deposit Account pursuant to the preceding sentence, the Loan Parties shall have no right to receive payments in respect of Collateral or otherwise direct disposition of funds in any Collateral LLC Deposit Account.

(c)           Any amounts held in Collateral SPV Deposit Accounts shall be released to, or as directed by, the Collateral SPVs on a daily basis except in the following cases: (i) if (A) any Default resulting from the Borrower’s failure to pay any principal of any Loan hereunder, including any mandatory prepayment hereunder, or any interest due on any Loan or any fees or other amount payable hereunder or to be in compliance with the covenant contained in Section 5.17, shall have occurred and be continuing or (B) any Event of Default shall have occurred and be continuing on any such date, the amounts held in the Collateral SPV Deposit Accounts may be used only for payments and prepayments of the Loans as provided for hereunder and in the Security Agreement, (ii) Principal Collateral Payments shall be released from the Collateral SPV Deposit Accounts solely for application toward the prepayment of the Loans and the payment of the Loan Party Investment in accordance with Section 2.11 to the extent permitted thereunder and (iii) proceeds from Recovery Events shall be released from the

Collateral SPV Deposit Account solely to repair or replace the asset subject of such Recovery Event or as otherwise required in accordance with any documentation relating to a Credit Tenant Lease Asset.  The Borrower hereby agrees that (A) it will not request, and will not permit any Collateral SPV or Collateral LLC to request, any withdrawals from the accounts described in this Section 5.8 not permitted hereunder and under the terms of the Security Agreement and (B) JPMorgan Chase Bank, N.A. shall not be required to release any amounts requested in violation of the terms hereof or of the Security Agreement and shall not be liable to the Borrower or any Affiliate thereof for such failure to release any such funds.

Section 5.9.           Independent Director.  The board of directors, board of managers, or other equivalent governing body of each Collateral SPV and each Collateral LLC shall include at least one special, independent director or member (or equivalent thereof), pursuant to documentation satisfactory to the Administrative Agent, whose consent shall be required for (i) any bankruptcy or insolvency filing by the relevant Collateral SPV or Collateral LLC, as the case may be, (ii) the transfer of any membership or other equity interests therein (other than the sale or other transfer of such membership or equity interests in a transaction permitted under the Loan Documents) and (iii) encumbering any asset owned by such Collateral SPV or Collateral LLC with a real property mortgage or deed of trust, as applicable, or a security agreement, pledge agreement or any similar agreement creating a Lien in respect thereof, except as permitted under the Loan Documents (including as a result of any consent, amendment, waiver or other modification obtained in accordance with the terms of the Loan Documents).

Section 5.10.         Condominium Sales.  If any Loan Party that owns an Other Real Estate Owned Asset which is a condominium project provides seller financing in connection with the sale of individual units, it shall use all commercially reasonable efforts to do so generally in accordance with market terms then being offered in the market in which the Other Real Estate Owned Asset is located for similar condominium products and, with respect to any particular Other Real Estate Owned Asset, shall be offered on forms generally consistent with financings offered with respect to such condominium project.  The aggregate principal amount of all purchase money Loan Assets so received as seller financings in respect of Other Real Estate Owned Assets that are condominium projects shall not exceed $25,000,000 in any fiscal year.  For the avoidance of doubt, nothing herein shall preclude the Borrower from releasing its mortgage lien upon the sale of any such unit.

Section 5.11.         Restricted Payments.  (a)  The Borrower shall not, and shall not permit its Subsidiaries to, pay any dividends; provided that, (w) in any Fiscal Year in which the Borrower is qualified as a REIT, the Borrower may pay dividends in an amount, as determined on an aggregate annual basis as of the end of any such Fiscal Year, not to exceed 100% of the Borrower’s REIT taxable income for such Fiscal Year calculated prior to deducting dividends paid or payable by the Borrower, (x) any Subsidiary of the Borrower may pay dividends to the Borrower or to any other Subsidiary of the Borrower and to its other equity holders on a ratable basis, (y) so long as no Default or Event of Default is continuing, the Borrower may pay dividends to holders of its preferred equity in an aggregate amount in any Fiscal Year not to exceed the stated dividend amount payable pursuant to the terms of such preferred equity and (z) so long as no Default or Event of Default is continuing, the Borrower may distribute or pay dividends in the form of Real Property Assets or Loan Assets (or Securities in an entity substantially all of whose assets constitutes such Loan Assets or ownership interests in such Real Property Assets) to its equity holders on a ratable basis, so long as such Loan Assets, Real Property Assets or Securities are not Collateral or equity interests in a Collateral SPV or Collateral LLC; provided that, the aggregate amount of dividends or distributions permitted by the foregoing clause (z) (as determined by the book value of such Real Property Asset, Securities or Loan Assets dividended or distributed, determined in accordance with GAAP, less the outstanding principal amount of any loan directly secured by such Real Property Asset, Securities or Loan Assets) shall not exceed $200,000,000 in the aggregate.

(b)           The Borrower shall not, and shall not permit its Subsidiaries to, make any prepayments, repurchases or redemptions of junior or unsecured Indebtedness of the Borrower or any Subsidiary (including any unsecured Indebtedness convertible into capital stock of the Borrower), Indebtedness for borrowed money of the Borrower or any Subsidiary that is subordinated, or has a lien that is junior, to the Obligations or preferred or common stock of the Borrower or any Subsidiary except to the extent funded with or exchanged for (i) income or payments received in respect of, or proceeds from the sale, refinancing or maturity of, Unencumbered Assets, (ii) interest, fee or rental income in respect of any assets (including assets constituting part of the Collateral), (iii) such amounts constituting Loan Party Investments permitted to be retained by the Loan Parties pursuant to Section 2.11(a) and (iv) equity or Indebtedness issued by the Borrower or the proceeds thereof; provided that, the Borrower and its Subsidiaries may prepay, repurchase or redeem any Indebtedness of the Borrower or any Subsidiary with a scheduled maturity occurring prior to the Maturity Date using the proceeds of any Principal Collateral Payments that the Loan Parties are permitted to retain pursuant to Section 2.11(a).

Section 5.12.         Restriction on Fundamental Changes. (a)  The Borrower shall not, and shall not permit any Collateral SPV or Collateral LLC to, enter into any merger or consolidation without obtaining the prior written consent thereto of the Required Banks, unless (i) in the case of any such merger or consolidation involving (u) the Borrower, the Borrower is the surviving entity, (v) iStar Tara Holdings LLC, iStar Tara Holdings LLC is the surviving entity (provided that SFI Belmont LLC and any other Collateral SPV owned by iStar Tara Holdings LLC, shall not be permitted to merge or consolidate with or into iStar Tara Holdings LLC), (w) a Collateral SPV (other than iStar Tara Holdings LLC), a Collateral SPV is the surviving entity, (x) a Collateral LLC, a Collateral LLC is the surviving entity, (y) a Grantor, a Grantor is the surviving entity and (z) a Guarantor, a Guarantor is the surviving entity, and (ii) in each case, the same will not result in the occurrence of a Material Default or an Event of Default.  The Borrower shall not, and, except in connection with a merger or consolidation permitted in the preceding sentence, shall not permit any Collateral SPV or Collateral LLC to, liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, other than to any Collateral SPV (or, in the case of any Collateral LLC, to any other Collateral LLC or in connection with any sale of all or substantially all of its assets or any payment or prepayment in full or other monetization in full of its assets).

(b)           The Borrower shall not, and shall not permit any other Loan Party or any Pledged Collateral LLC to, amend its articles of incorporation, bylaws, or other organizational documents in any manner that would be materially adverse to the Banks without the Required Banks’ consent.

Section 5.13.         Changes in Business. The Borrower’s primary business shall not be substantially different from that conducted by the Borrower on the Closing Date and shall include ownership and management of Credit Tenant Lease Assets, Loan Assets and Real Property Assets. The Borrower shall carry on its business operations through the Borrower and its Consolidated Subsidiaries and its Investment Affiliates.

Section 5.14.         Borrower Status.  The Borrower shall at all times remain a publicly traded company listed for trading on the New York Stock Exchange (or another nationally recognized stock exchange (for the avoidance of doubt, the NASDAQ stock quotation system or any successor thereto shall be considered a nationally recognized exchange)).

Section 5.15.         Other Indebtedness.  (a)  The Borrower shall not permit any Guarantor or Pledged Collateral LLC to incur any Indebtedness other than (x) Indebtedness evidenced by the Loan Documents and (y) Indebtedness owed to another Loan Party so long as such Indebtedness is subordinated to the Obligations (or a guarantee thereof, as the case may be) pursuant to an Affiliate Subordination Agreement.

(b)           The Borrower shall not consent to or vote in favor of (and shall not permit any Subsidiary to consent to or vote in favor of) the incurrence of any Indebtedness by any Collateral LLC or any Venture LLC (other than Indebtedness permitted under Section 5.15(a)), in each case, owned directly or indirectly by any Guarantor.

Section 5.16.         Liens.  (a)  The Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any item of Collateral, except for (i) Permitted Liens and (ii) so long as no Material Default or Event of Default has occurred and is continuing, Liens on the Collateral securing Permitted Second Lien Debt, provided that at the time of the incurrence of such Permitted Second Lien Debt, the Coverage Ratio shall not be less than 1.25 to 1.00.

(b)           The Borrower shall not consent to or vote in favor of (and shall not permit any Subsidiary to consent to or vote in favor of) the incurrence of any Liens (other than Permitted Liens) on any assets of any Collateral LLC or Venture LLC, in each case, owned directly or indirectly by any Guarantor.

Section 5.17.         Coverage Ratio.  The Borrower shall not permit the Coverage Ratio as of the last Business Day of any calendar month, beginning with October 2012, to be less than 1.25 to 1.00.  In connection with the calculation of such Coverage Ratio, the Designated Valuation Amount of each item of Collateral for purposes of determining the Coverage Ratio shall (x) as of the Closing Date, and each date of determination prior to December 31, 2012, be set forth in the report delivered pursuant to Section 3.1(s), and (y) as of any date of determination on and after December 31, 2012, be adjusted quarterly and set forth in the Monthly Collateral Report for the month in which the applicable fiscal quarter ends.

Section 5.18.         Forward Equity Contracts.  The Borrower shall not enter into any forward equity contracts.

Section 5.19.         Restrictive Agreements.  The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Person or any of its subsidiaries to create, incur or permit to exist any Lien upon the Collateral, or (b) the ability of any other Loan Party (other than the Borrower) to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Loan Party or to guarantee Indebtedness of the Borrower or any other Loan Party; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, by any Permitted Second Lien Debt.

Section 5.20.         Limitation on Activities of the Collateral SPVs.  The Borrower shall not permit any Collateral SPV or any Collateral LLC to (a) (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than ownership of Collateral and anything incidental thereto or (ii) take any action, or conduct its affairs in a manner, that could reasonably be expected to result in the separate existence of such Collateral SPV or Collateral LLC being ignored, or the assets and liabilities of such Collateral SPV or Collateral LLC being substantively consolidated with those of the Borrower or any Subsidiary thereof in a bankruptcy, reorganization or other insolvency proceeding or (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) Indebtedness permitted pursuant to Section 5.15(a), (ii) nonconsensual obligations imposed by operation of law, (iii) obligations with respect to its equity interests, (iv) obligations (other than Indebtedness) in the ordinary course of business in the operation of its assets and (v) the statutory liability of any general partner for the liabilities of the limited partnership in which it is a general partner.  The Borrower shall not permit the organizational documents of any Collateral SPV or any Collateral LLC to be amended, supplemented or otherwise modified in any material respect without the prior written consent of the Administrative Agent, not to be unreasonably withheld.

Section 5.21.         Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) in the case of a Loan Party (other than the Borrower and iStar Tara Holdings LLC), in transactions between or among such Loan Parties not involving any other Affiliate (but if such transactions involving the transfer of assets, such transfers shall be subject to the Liens granted pursuant to the Collateral Documents), (c) in the case of the Borrower or any Subsidiary which is not a Loan Party, in transactions between or among the Borrower and such Subsidiaries not involving any other Affiliate, (d) any payment of dividends, other restricted payments or other transactions permitted by Section 5.11 or required by Section 5.8, and (e) any transfer of Excluded Assets.

ARTICLE VI

DEFAULTS

Section 6.1.           Events of Default. An “Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:

(a)           the Borrower shall fail to (i) pay when due any principal of any Loan, or (ii) the Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable to the Administrative Agent or the Banks hereunder and the same shall continue for a period of five (5) days after the same becomes due; or

(b)           the Borrower shall fail to observe or perform any covenant contained in Section 2.11, 2.16, 5.1(d)(i), 5.4, 5.8, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20 or 5.21 and, (i) solely in the case of any failure to comply with Section 5.17, such failure shall continue unremedied for a period of 10 Business Days after written notice thereof has been given to the Borrower by the Administrative Agent (it being understood that any such failure may be remedied solely by a prepayment of the Loans prior to or during such period so long as after giving effect to any such prepayment the company is in pro forma compliance with Section 5.17) and (ii) solely in the case of any failure to comply with Sections 5.1(d)(i) or 5.8(a), such failure shall continue unremedied for a period of 10 days; or

(c)           the Borrower or any Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by clause (a), (b), (e), (f), (g), (h), (i), (l), (n) or (o) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided the Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days; or

(d)           any representation, warranty, certification or statement that is made by the Borrower or any Guarantor in this Agreement, in any other Loan Document to which it is a party or that is contained in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made (or deemed made); or

(e)           the Borrower or any Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amounts exceed $75,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Recourse Debt; or the Borrower or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness; or

(f)            the Borrower or any Subsidiary of the Borrower or any Investment Affiliate of the Borrower to which, either individually or in the aggregate, $100,000,000 or more of the Borrower’s Consolidated Tangible Net Worth is attributable, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

(g)           an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary of the Borrower or any Investment Affiliate of the Borrower to which, either individually or in the aggregate, $100,000,000 or more of the Borrower’s Consolidated Tangible Net Worth is attributable, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower, any such Subsidiary of the Borrower or any such Investment Affiliate under the federal bankruptcy laws as now or hereafter in effect; or

(h)           one or more final, non-appealable judgments or decrees in an aggregate amount of $75,000,000 or more shall be entered by a court or courts of competent jurisdiction against the Borrower or any Subsidiary of the Borrower (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing), and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within ninety (90) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; or

(i)            there shall be a replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who were either members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(j)            any Person or “group” (as such term is defined in applicable federal securities laws and regulations) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the Borrower; or

(k)           if any Termination Event with respect to a Plan or Multiemployer Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan or Multiemployer Plan and the insufficiency of any and all other Plans and Multiemployer Plans with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of the Borrower rather than a liability of the Plan, the liability of the Borrower) is equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect; or

(l)            if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect; or

(m)          any assets of the Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or

(n)           at any time, for any reason the Borrower or any Guarantor repudiates in writing its payment obligations under any Loan Document; or

(o)           the guarantee of any Guarantor contained in the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert, other than in connection with a merger of a Guarantor with and into the Borrower, as permitted by Section 5.12, or any release of a Guarantor pursuant to Section 9.17; or

(p)           any Collateral Document shall not, for any reason, be in full force and effect (or any Loan Party party to such Collateral Document shall so assert), or any security interest purported to be created by any of the Collateral Documents shall not be a valid, enforceable and perfected security interest having the priority required by the Collateral Documents (or any Loan Party party to such Collateral Document shall so assert) (other than (i) pursuant to the terms of this Agreement or any other Loan Document (including any release pursuant to the terms hereof or thereof) or (ii) as a result of acts or omissions by the Administrative Agent); or

(q)           at any time (i) Borrower shall fail to directly own and control 100% of the outstanding equity interests in iStar Tara Holdings LLC, (ii) iStar Tara Holdings LLC shall fail to directly own and control 100% of the outstanding equity interests in SFI Belmont LLC, or (iii) SFI Belmont LLC shall fail to directly or indirectly own and control 100% of the outstanding equity interests in any Collateral SPV (other than iStar Tara Holdings LLC) or any Collateral LLC.

Section 6.2.           Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Section 6.1(f) or Section 6.1(g), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Required Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent, and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself.

(b)           Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or any other Loan Document or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained solely by the Administrative Agent, in each case on behalf of the Administrative Agent, any other Agent and/or the Banks. The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Required Banks are unable to reach agreement after being afforded reasonable notice and opportunity to consent, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.

Section 6.3.           Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(b), Section 6.1(c) and Section 6.1(d) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless the Administrative Agent has received notice in writing from a Bank or the Borrower referring to this Agreement or the other Loan Documents, describing such event or condition.  Should the Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should the Administrative Agent send the Borrower a notice of Default or Event of Default, the Administrative Agent shall promptly give notice thereof to each Bank.

Section 6.4.           Distribution of Proceeds after Default.  Notwithstanding anything contained herein to the contrary, from and after an Event of Default, to the extent proceeds are received by the Administrative Agent, such proceeds shall be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 9.6).

ARTICLE VII

THE AGENTS; CERTAIN MATTERS RELATING TO THE BANKS

Section 7.1.           Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf, including execution of the other Loan Documents, and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Section 7.8 hereof, the provisions of this Article VII are solely for the benefit of the Administrative Agent, the other Agents and the Banks, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as an agent of the Banks and shall not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Loan Party.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

Section 7.2.           Agency and Affiliates. JPMorgan Chase Bank, N.A., Barclays Bank PLC and Bank of America, N.A., each has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, the Documentation Agent or the Syndication Agent, as applicable, and JPMorgan Chase Bank, N.A., Barclays Bank PLC and Bank of America, N.A., and each of their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the foregoing as if they were not the Administrative Agent, the Syndication Agent or the Documentation Agent, as applicable, hereunder, and the term “Bank” and “Banks” shall include each of JPMorgan Chase Bank, N.A., Barclays Bank PLC and Bank of America, N.A., each in its individual capacity.

Section 7.3.           Action by Agents.  (a)The obligations of each of the Agents hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, each of the Agents shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.  The duties of each Agent shall be administrative in nature.  Subject to the provisions of Section 7.1, Section 7.5 and Section 7.6, each Agent shall administer the Loans in the same manner as each administers its own loans. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Banks, (c) except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates and (d) the Administrative Agent shall not be required to take any action that (in its opinion or the opinion of its counsel) exposes it to personal liability or which is contrary to the Loan Documents or applicable law.

(b)           The Syndication Agents and Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such.

(c)           The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact (including without limitation, a custodian to administer the Collateral) and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.  In furtherance of the foregoing, each Bank hereby authorizes the Administrative Agent to enter into such documents and instruments as it deems reasonably necessary to implement its duties under this Agreement and the other Loan Documents.

Section 7.4.           Consultation with Experts. As between any Agent on the one hand and the Banks on the other hand, such Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5.           Liability of Agents. As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document, or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other Loan Party; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between each Agent on the one hand and the Banks on the other hand, none of the Agents shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the applicable extension of credit or other action.

Section 7.6.           Indemnification. Each Bank shall, ratably in accordance with its Loans outstanding, indemnify the Agents and their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder.  In the event that any Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, such Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank.  Each Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Bank, an indemnitee or any other Person, whether or not an indemnitee is otherwise a party thereto.

Section 7.7.           Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8.           Successor Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Banks and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may (but shall not be required to), on behalf of the Banks, appoint a successor Administrative Agent which shall be the Administrative Agent, who shall act until the Required Banks shall appoint an Administrative Agent.  Any appointment of a successor Administrative Agent by Required Banks or the retiring Administrative Agent, pursuant to the preceding sentence shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  If no successor Administrative Agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation (and no successor agent has been appointed as successor Administrative Agent by the retiring Administrative Agent), the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Banks shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent, shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.  Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.

Section 7.9.           Consents and Approvals. All communications from the Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Administrative Agent’s recommended course of action or determination in respect thereof ).  Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Administrative Agent. With respect to decisions requiring the approval of the Required Banks, each affected Bank, or all the Banks, as the case may be, the Administrative Agent, shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks, each affected Bank or all the Banks, as the case may be.

Section 7.10.         Proofs of Claim.  In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.  Nothing in this Section 7.10 shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.1.           Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Eurodollar Borrowing the Administrative Agent or the Required Banks determine in good faith that deposits in Dollars are not being offered in the relevant market for such Interest Period or that the Eurodollar Rate for such Interest Period will not adequately reflect the cost to the Banks or the Required Banks, as the case may be, of making, funding or maintaining such Eurodollar Borrowing for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make, continue, or convert Loans into, Eurodollar Loans in Dollars shall be suspended.  In such event, unless the Borrower notifies the Administrative Agent on or before the second (2nd) Eurodollar Business Day before, but excluding, the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.2.           Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Loans in a particular currency, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of the event described above to make Eurodollar Loans in such currency, shall be suspended. With respect to Eurodollar Loans, before giving any notice to the Administrative Agent pursuant to this Section 8.2, such Bank shall designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Bank, be otherwise commercially disadvantageous to such Bank.

If at any time, it shall be unlawful for any Bank to make, maintain or fund any of its Eurodollar Loans, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Loans of such Bank for an amount equal to such Bank’s outstanding Loans, together with accrued and unpaid interest and fees thereon and all other amounts due to such Bank are concurrently therewith paid in full to such Bank, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Loans of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any and all fees and other amounts due hereunder.

Section 8.3.           Increased Cost and Reduced Return.

(a)           If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, (i) shall subject any Bank to any tax on its capital reserves (or any similar tax) with respect to this Agreement or any Loan made by it (except for Non-Excluded Taxes and Other Taxes covered by Section 8.4 and changes in the rate of tax on the overall net income or profits of such Bank); (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Eurodollar Loan any such requirement reflected in an applicable Eurodollar Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or (iii) shall impose on any Bank (or its Applicable Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date hereof affecting such Bank’s Eurodollar Loans or its obligation to make Eurodollar Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Eurodollar Loans, by an amount reasonable determined by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Eurodollar Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(b)           If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(c)           Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. Notwithstanding the foregoing, if such Bank shall fail to notify the Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then the Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section 8.3 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)           If at any time, any Bank has demanded compensation pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) in accordance with Section 9.6 (c), cause an Assignee to offer to purchase the Loans of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Loans of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon.

Section 8.4.           Taxes.

(a)           Any and all payments made by or on behalf of any Loan Party to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for or on account of any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by (A) the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (B) in the case of each Bank, the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or (C) any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or the Administrative Agent and such other jurisdiction, except to the extent that such connection would not have arisen but for entering into the transactions contemplated hereby and (ii) U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”); provided that, if any Non-Excluded Taxes are required to be deducted from or in respect of any sum payable hereunder or under any other Loan Document, as determined in good faith by the applicable withholding agent, (w) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the Borrower shall make or cause to be made such deductions, (y) the Borrower shall pay or cause to be paid the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (z) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof, as soon as practicable after such payment is made.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary, intangible, recording or filing taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) payable or paid by such Bank or the Administrative Agent (as the case may be) and any liability for penalties and interest arising therefrom or with respect thereto whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxation authority or other authority in accordance with applicable law.  This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d)           (i) Each Bank that is a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of a Bank Addendum and on or prior to the date on which it becomes a Bank in the case of each other Bank (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), shall provide the Borrower and the Administrative Agent with two duly completed copies of Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service and shall provide the Borrower and the Administrative Agent with two further copies of any such form on or before the date any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered to the Borrower and the Administrative Agent.  Each Bank that is not a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of a Bank Addendum and on or prior to the date on which it becomes a Bank in the case of each other Bank (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), shall provide the Borrower and the Administrative Agent with two duly completed copies of an Internal Revenue Service Form W-8BEN, W-8ECI, or W-81MY as applicable to such Bank, or any successor form prescribed by the Internal Revenue Service, and shall provide the Borrower and the Administrative Agent with two further copies of any such form on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent.  A Bank that provides copies of the Internal Revenue Service Form W-8BEN and that is legally entitled to claim the portfolio interest exemption pursuant to Section 881(c) of the Code, shall further provide the Borrower and the Administrative Agent with, together with such Internal Revenue Service Form W-8BEN, a written confirmation of its entitlement to such exemption substantially in the form of Exhibit J.  To the extent that it is legally entitled to do so, a Bank shall properly claim that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of, or eliminates, withholding tax on payments of interest hereunder.  A Bank that is not a United States person and that grants a participating interest in a Loan or Commitment to any other Person shall provide, in addition to its own forms specified above, the Borrower and the Administrative Agent with two duly completed copies of the Internal Revenue Service form applicable to such other Person, each under the cover of an Internal Revenue Service Form W-8IMY and a withholding statement prepared in the manner prescribed by the Internal Revenue Service, or such other forms and/or certificates evidencing such Participant’s entitlement to any exemption from, or reduction in the rate of U.S. withholding tax, and shall provide the Borrower and the Administrative Agent with two further copies of any such forms and statements on or before the date any such forms or statements expire or become obsolete and after the occurrence of any event requiring a change in the most recent form or statement previously delivered to the Borrower and the Administrative Agent.  Each Bank that is not a United States person for U.S. federal income tax purposes shall deliver to the Borrower and the Administrative Agent any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. If a Bank fails to timely and properly provide or update such forms or statements (unless such failure is due to a change in treaty, law or regulation occurring subsequently to the time such Bank first becomes a party to this Agreement)  or if the form or statement provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, then backup withholding or withholding tax resulting from the foregoing shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a), except to the extent that, in the case of United States withholding tax, such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the applicable Loan Party with respect to such United States withholding tax.  Notwithstanding any other provision of this paragraph (d)(i), no Bank shall be required to deliver any form, statement, certificate or supplementary documentation pursuant to this paragraph (d)(i) that such Bank is not legally able to deliver.

(ii)         The Administrative Agent shall deliver two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments.

(e)           Upon reasonable demand by, and at the expense of, the Borrower or the Administrative Agent to any Bank, the Bank shall deliver to the Borrower and the Administrative Agent, or to such government or taxing authority as the Borrower or the Administrative Agent may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow a payment to be made hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Borrower or the Administrative Agent making such demand and to be executed and to be delivered with any reasonably required certification.

(f)            If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the

Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           For any period with respect to which a Bank has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to (and to the extent required by) paragraph (d)(i) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(c) with respect to Non-Excluded Taxes imposed by the United States, to the extent that such Non-Excluded Taxes would not have been imposed but for such Bank’s failure to provide such form; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such taxes so long as the Borrower shall incur no cost or liability as a result thereof.

(h)           If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will, if requested in writing by the Borrower, change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Bank, is not otherwise disadvantageous to such Bank; provided, that nothing in this Section 8.4(h) shall affect or postpone any of the obligations of the Borrower or the rights of any Bank pursuant to this Section 8.4.

(i)            If at any time, any Bank has demanded compensation pursuant to Section 8.3 or Section 8.4 or the obligation of such Bank to make Eurodollar Loans has been suspended pursuant to Section 8.2, in any such case, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) in accordance with Section 9.6 (c), cause an Assignee to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon; provided that (i) any replacement of a Bank under this paragraph does not conflict with any organizational or governing documents of any Person and any law, treaty rule or regulation applicable to or binding upon such Person or any of its property, (ii) prior to any replacement under this paragraph, such Bank shall have taken no action under Section 8.4(h) so as to eliminate the continued need for payments of amounts owing pursuant to Section 8.3 or 8.4, (iii) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent,

(iv) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 8.3 or 8.4, as the case may be, and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Bank shall have against the replaced Bank.

(j)            Each Bank shall severally indemnify the Administrative Agent for the full amount of any taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any taxation authority or other authority, that are attributable to (i) such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) or (ii) such Bank’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register and, in either case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (j).

(k)           Each party’s obligations under this Section 8.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 8.5.           Base Rate Loans Substituted for Affected Eurodollar Loans. If (i) the obligation of any Bank to make Eurodollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or Section 8.4 with respect to its Eurodollar Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)           the Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Eurodollar Loans and thereafter all Loans which would otherwise be continued or converted by such Bank to the Borrower as Eurodollar Loans shall be made instead as Base Rate Loans; and

(b)           after each of its Eurodollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Eurodollar Loans shall be applied to repay its Base Rate Loans instead; and

(c)           the Borrower will not be required to make any payment which would otherwise be required by Section 2.14 with respect to such Eurodollar Loans converted to Base Rate Loans pursuant to clause (a) above.

ARTICLE IX

MISCELLANEOUS

Section 9.1.           Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party:  (x) in the case of the Borrower and the Administrative Agent, at its address or facsimile number set forth on Exhibit K attached hereto with duplicate copies thereof, in the case of the Borrower, to the Borrower, at its address set forth on the signature page hereof, to its General Counsel and Chief Financial Officer, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number and/or email address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, and if not received during the recipient’s normal business hours, shall be deemed received at the opening of its next Business Day, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section 9.1; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until actually received.

Section 9.2.           No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3.           Expenses; Indemnification.

(a)           The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent or the Arranger, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable and documented fees and disbursements of special counsel Simpson Thacher & Bartlett LLP ) or the Arranger, as applicable, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable and documented fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and each Bank, including, without limitation, reasonable and invoiced fees and disbursements of counsel for the Administrative Agent, the Arranger and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom (provided, however, that the attorneys’ fees and disbursements for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative fees and disbursements of (A) counsel for the Administrative Agent, (B) counsel for the Arranger as a group and (C) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative costs and expenses of the Administrative Agent). For purposes of this subsection (a)(iii), (1) counsel for the Administrative Agent shall mean a single outside law firm representing the Administrative Agent, (2) counsel for the Arranger shall mean a single outside law firm representing the Arranger as a group (which law firm may or may not be the same law firm representing the Administrative Agent) and (3) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing the Administrative Agent).

(b)           The Borrower agrees to indemnify each Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of the Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement or that are excluded under Section 8.3, (b) incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction, (c) arising from any violation of Environmental Law relating to a Property, which violation is caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of any Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee. The Borrower’s obligations under this Section 9.3 shall survive the termination of this Agreement and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, the Borrower shall indemnify and hold each of the Agents and the Banks free and harmless from and against all loss, costs (including reasonable and documented attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Agents and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties, or a breach of the provisions, set forth in Section 4.6(b).  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equity holders or creditors, an Indemnitee or any other Person, whether or not an Indemnitee is otherwise a party thereto.

Section 9.4.           Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches, agencies and Affiliates of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it, which is greater than the proportion received by any other Bank with respect to such due amount, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section 9.4 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

Section 9.5.           Amendments and Waivers.  (a)  Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent in its capacity as the Administrative Agent are affected thereby, by the Administrative Agent); provided that no amendment or waiver with respect to this Agreement, the Notes or any other Loan Document shall, unless signed by each Bank directly affected thereby, (i) reduce the principal of or rate of interest on any Loan or any fees hereunder, (ii) postpone, whether through forbearance or otherwise, the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iii) reduce the percentage specified in the definition of “Required Banks” or otherwise change the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 9.5 or any other provision of this Agreement or any Collateral Document, (iv) release all or a substantial portion of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or a substantial portion of the Collateral under the Collateral Documents (except as expressly permitted by the Collateral Documents or this Agreement), (v) modify the provisions of this Section 9.5, (vi) subject any Bank to any additional obligation hereunder,(vii) amend, modify or waive the definition of “Pro Rata Share” or any other provision that provides for the ratable or pro rata nature of disbursements by or payments to Banks, or (viii) amend, modify or waive any provision of Section 2.10 and Section 2.11; provided that, amendments of the types described in clauses (vii) and (viii) of this Section 9.5 may be entered into with the written consent of Required Banks in connection with a transaction to add one or more additional tranches of term loans to repay the Loans of such consenting Banks in order to extend the maturity date of such Loans, so long as the modifications to Section 2.10 and Section 2.11 are only applicable to such consenting Banks.

(b)           The Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of such Bank.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Bank at the time outstanding, each future Bank and, if signed by a Loan Party, on such Loan Party.

Section 9.6.           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and (ii) a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b)           Prior to the occurrence of an Event of Default, any Bank may at any time, grant to a then existing Bank or any Affiliate thereof, one or more banks, finance companies, insurance companies or other financial institutions or trusts (a “Participant”) participating interests in any or all of its Loans. After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in any or all of its Loans.  Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), or (iii) of Section 9.5(a) without the consent of the Participant.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest (it being understood that the documentation required under Section 8.4(d) shall be delivered to the participating Bank) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section 9.6; provided that such Participant (i) agrees to be subject to the provisions of Section 8.3 and Section 8.4 as if it were an assignee under paragraph (c) of this Section and (ii) shall not be entitled to receive any greater payment under Section 8.3 or Section 8.4, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any requirement, interpretation or application of law or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or relevant authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation.  Each Bank that grants participating interests in any or all of its Loans, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and principal amount of the Loan and interest owing to each Participant (the “Participant Register”); provided that no Bank shall have any obligations to disclose all or any portion of the Participant Register to any Person, except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)           (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Bank may assign to one or more assignees (including without limitation, subject to Section 2.13, the Borrower) (each, an “Assignee”), other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent of:

(A)          the Borrower (such consent not to be unreasonably withheld and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof), provided that no consent of the Borrower shall be required for an assignment to a Bank, an affiliate of a Bank, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Bank, an affiliate of a Bank, an Approved Fund or an assignment to the Borrower as contemplated by Section 2.13.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Bank, an affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Loans, the amount of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (which shall be calculated as necessary to include any concurrent assignments by the assignor to an affiliate, or an Approved Fund, of the assignee) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Bank and its affiliates or Approved Funds, if any;

(B)          (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (other than in the case of an assignment to the Borrower as contemplated by Section 2.13) and (2) the assigning Bank shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)          the Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (c)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.3, 8.4 and 9.3).  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower and permitting access thereto to the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks and each of their Assignees, and principal amount of the Loans and interest owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (c)(ii)(B) of this Section and any written consent to such assignment required by paragraph (c)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)           Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e)           No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or Section 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent, (ii) by reason of the provisions of Section 8.2, Section 8.3 or Section 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.7.           Governing Law; Submission to Jurisdiction; Judgment Currency. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case, which are located in New York County, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.  The Borrower irrevocably consents, for itself, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notice as provided under Section 9.1 hereof.  The Borrower hereby, for itself, irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c)           If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d)           The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.7(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

Section 9.8.           Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative

Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.9.           WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10.         Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

Section 9.11.         Domicile of Loans. Subject to the provisions of Article VIII, each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

Section 9.12.         Limitation of Liability. No claim may be made by the Borrower or any other Person acting by or through the Borrower against the Administrative Agent, the Documentation Agent, the Syndication Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive, consequential, special or exemplary damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.13.         Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower and each Guarantor.  Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of the Borrower or of any Guarantor except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

Section 9.14.         Confidentiality. Each of the Agents and the Banks understands that some of the information furnished to it pursuant to this Agreement and the other Loan Documents may be received by it prior to the time that such information shall have been made public, and each of the Agents and the Banks hereby agrees that it will keep all Information (as defined below) received by it confidential except that each Agent and each Bank shall be permitted to disclose Information (i) only to such of its officers, directors, employees, agents, auditors, Affiliates and buyers as need to know such information in connection with this Agreement or any other Loan Document and who will be advised of the confidential nature of such Information; (ii) to any other party to this Agreement; (iii) to a proposed Assignee or Participant in accordance with Section 9.6 hereof or to a counterparty or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, provided such Person agrees in writing to keep such Information confidential on terms substantially similar to this Section 9.14; (iv) to the extent required by applicable law and regulations or by any subpoena or other legal process; (v) to the extent requested by any bank regulatory authority or other regulatory authority or self-regulatory organization; (vi) to the extent such information becomes publicly available other than as a result of a breach of this Agreement; (vii) to the extent the Borrower shall have consented to such disclosure or (viii) in connection with any legal or other enforcement proceeding in connection with any Loan Document or any of the transaction contemplated thereby. For the purposes of this Section, “Information” means all information received from the Borrower or its respective officers, directors, employees, agents, auditors, lawyers and Affiliates relating to the Borrower or any of its Subsidiaries or Affiliates (including Investment Affiliates) or any of their respective businesses other than information that is generally available to the public.  In the event of any required disclosure of Information, any Person required to maintain the confidentiality of such Information as provided in this Section 9.14 agrees to use reasonable efforts to inform the Borrower as promptly as practicable of the circumstances and the Information required to be disclosed to the extent not prohibited by applicable law.

Section 9.15.         USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

Section 9.16.         Acknowledgements.  The Borrower hereby (a) acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and that the Loan Parties have consulted their own accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (ii) none of the Agents or any Bank has any fiduciary, advisory or agency relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Banks, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; (iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks or among the Borrower or any other Loan Parties and the Banks; (iv) the Agents and the Banks on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Agents or the Banks; (v) each Agent and Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person; (vi) none of the Agents or Banks has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Agent or Bank and the Loan Parties or any such affiliate; and (vii) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents; and (b) waives and releases, to the fullest extent permitted by law, any claims that it may have against the

Administrative Agent or any other Agent with Bank with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.17.         Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Bank (without requirement of notice to or consent of any Bank except as expressly required by Section 9.5) to take any action requested by the Borrower or any Guarantor having the effect of releasing any Collateral or any Guarantor from its guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with Section 9.5 or (ii) under the circumstances described in paragraph (b) below.

(b)           At such time as the Loans and the other Obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge that the Excluded Assets do not constitute Collateral and may be transferred to the Borrower or any of its Subsidiaries (and shall be transferred together with all related liabilities and obligations) and such transfers shall be permitted hereunder, provided that such Excluded Assets shall otherwise be subject to the covenants of this Agreement once transferred.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

iSTAR FINANCIAL INC., a Maryland corporation, as the Borrower

By:
/s/ Michelle M. Mackay
Name: Michelle M. Mackay
Title: Executive Vice President

[Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and a Bank

By:
/s/ Kimberly Turner
Name: Kimberly Turner
Title: Executive Director

[Credit Agreement]

BARLCLAYS BANK PLC, as Syndication Agent

By:
/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and a Bank

By:
/s/ Douglas Ingram
Name: Douglas Ingram
Title: Managing Director

[Credit Agreement]